Exhibit 99.1

CONSOL Energy Announces Second Quarter Results

Earnings Up 57% for Quarter, 97% for First Half on Higher Coal Prices

PITTSBURGH, July 28 /PRNewswire-FirstCall/ — CONSOL Energy Inc. (NYSE: CNX), a producer of high-Btu bituminous coal and of coalbed methane gas, reported earnings of $41.1 million, or $0.44 per diluted share, for its second quarter ended June 30, 2005, compared with $26.2 million, or $0.29 per diluted share, for the same period a year earlier. Net cash from operating activities was $61.8 million for the June 2005 quarter, compared with $92.1 million in the same quarter a year earlier.

FINANCIAL RESULTS - Period-To-Period Comparison

	Quarter Ended June 30, 2005	Quarter Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
Total Revenue and Other Income	$817.1	$674.6	$1,634.1	$1,325.4
Earnings Before Effect of Accounting Change	$41.1	$26.2	$116.3	$59.1
Net Income	$41.1	$26.2	$116.3	$142.5
Earnings Per Share (Diluted)	$0.44	$0.29	$1.26	$1.57
Net Cash from Operating Activities	$61.8	$92.1	$157.4	$187.6
EBITDA	$123.8	$95.0	$283.1	$199.3
EBIT	$57.0	$33.3	$152.9	$78.1
Capital Expenditures	($112.7)	($100.3)	($169.6)	($204.6)
Other Investing Cash Flows	$38.4	$4.3	$16.3	$14.1

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates. Other investing cash flows represents net cash used in or (provided by) investing activities less capital expenditures and includes: Additions to mineral leases; Investment in Equity Affiliates; Proceeds from Sales of Assets and changes in restricted cash.

“Our top and bottom line improvements this quarter were driven primarily by higher coal prices consistent with the strong energy fundamentals that have persisted for more than a year and the higher production capacity in coal resulting from our recent expansion projects,” said J. Brett Harvey, president and chief executive officer. “We improved second quarter earnings by nearly 57 percent compared with a year earlier despite the loss of coal and gas production because of the Buchanan Mine fire as well as the costs associated with the fire.”

Harvey said results for the quarter just ended included a charge of $23.3 million in estimated expenses (net of expected insurance recovery) for property damage. “However, we also expect to receive a business interruption insurance recovery at some point, effectively recapturing lost earnings.” Coal and gas production at Buchanan Mine resumed in mid-June, 2005.

He also noted that both the company’s top line and earnings for the first half of the year are running well ahead of last year. “Through the first half of the year, total revenues are up 23.3 percent while earnings before the effect of an accounting change are up nearly 97 percent compared with the first half of last year,” he said. “Higher coal prices and consistent production levels despite the fire at Buchanan are the primary reasons for our strong first half.”

“Energy fundamentals remained strong throughout the first half of the year,” Harvey noted. “Our average realized coal price was higher than the first quarter of this year, reflecting a positive situation in overall demand for coal as well as a continuation of tight coal supplies.” He said the company’s average realized price for gas was lower than the first quarter of this year, reflecting several first quarter sales contracts at more than $10.00 per thousand cubic feet (mcf) that were not part of second quarter sales. “Forward gas markets continue to be very strong,” he added, noting that the company had hedges in place from 2006 through 2008 at average prices ranging from $6.88 to $7.67 per mcf.

Period-to-Period Analysis of the Quarter

Total revenue and other income increased 21.1 percent, primarily reflecting high prices for coal sales and increased sales of purchased gas.

Total costs increased 18.2 percent.

Cost of Goods Sold increased 21.3 percent primarily due to: higher costs for produced coal, reflecting increased supply, labor and contract mining costs; higher retiree medical costs; higher costs for purchased gas (offset by a commensurate increase in purchased gas revenue); and costs related to the Buchanan Mine fire.

Selling, General and Administrative costs increased 8.9 percent, primarily reflecting costs associated with various corporate initiatives.

Depreciation, Depletion and Amortization increased 8.2 percent reflecting several coal mining assets placed in service after the June 2004 quarter.

Interest expense declined 13.6 percent, reflecting lower long-term debt and a reduction in the weighted average outstanding balance of short-term borrowings.

Taxes other than income increased 16.0 percent reflecting an increase in taxes that are tied to coal prices and an increase in wage taxes, reflecting an increase in labor costs.

Income taxes increased, reflecting higher pretax earnings.

Total debt declined 1.2 percent since the beginning of the year. As of June 30, 2005, CONSOL Energy had $418.5 million in total liquidity, which is comprised of $4.7 million of cash and $413.8 million available to be borrowed under it $750 million bank facility.

Coal Operations

	Quarter Ended June 30, 2005	Quarter Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
Total Coal Sales (millions of tons)	17.4	17.3	35.1	34.7
Sales - Company-Produced (millions of tons)	17.0	16.7	34.4	33.6
Coal Production (millions of tons)	16.5	16.5	34.7	33.4
Average Realized Price Per Ton - Company- Produced	$35.49	$29.77	$35.28	$29.30
Operating Costs Per Ton	$22.62	$20.68	$22.06	$20.07
Non-operating Charges Per Ton	$4.94	$4.62	$4.71	$4.59
DD&A Per Ton	$3.06	$2.56	$2.77	$2.46
Total Cost Per Ton - Company-Produced	$30.62	$27.86	$29.54	$27.11	*

Sales and production includes CONSOL Energy’s portion from equity affiliates. Operating costs include items such as labor, supplies, power, preparation costs, project accruals, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premium), royalties, production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration.

*	Amounts may not add due to rounding.

Coal segment performance in the quarter-to-quarter comparison reflected significantly higher realizations for company-produced coal, offset in part by an increase in unit costs of production.

“Our mines generally ran well during the quarter,” Harvey said. “Other than the obvious problem at Buchanan, the only notable situations were at Enlow Fork, which was in an area with poor roof conditions, and some of our Central Appalachia properties, where thinner seams are a fact of life.”

Production of coal by the company was unchanged in the quarter-to-quarter comparison, with higher production from McElroy, Bailey, Miller Creek and Emery mines offsetting lower production at Buchanan, Enlow Fork mines and the Mill Creek contract mining operations in Kentucky. The expansion of the McElroy Mine, the opening of the Miller Creek Mine and the reactivation of the Emery mine all occurred in the second half of 2004. In addition, the following mines began a vacation period on June 25, 2005 that ended on July 8, 2005: Shoemaker; Blacksville #2; Loveridge; Robinson Run; Amonate; and VP 8.

Sales of company-produced coal improved 0.3 million tons to 17.0 million from 16.7 million tons. “We have worked closely with our various transportation providers all year,” Harvey said. “Thus far, we have been very close to our shipping targets.”

Average realized prices for company-produced coal increased period-to- period by $5.72 per ton, or 19.2 percent, reflecting improved contract pricing and higher spot prices for coal compared with the same period a year earlier. The company produced approximately 0.7 million tons of metallurgical grade coal during the period.

Total costs for company-produced coal increased $2.76 per ton, or 9.9 percent period-to-period. The increase primarily was due to higher costs for supplies related to adverse mining conditions, labor, contract mining, retiree medical care and production taxes. Operating margins (average realized price less operating costs) were $12.87 per ton, an improvement of 41.6 percent period-to-period, while financial margins (average realized price less total costs) were $4.87 per ton, an improvement of 155.0 percent.

Gas Operations

	Quarter Ended June 30, 2005	Quarter Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
Volumes
Gas Sales Volumes (Bcf) - Produced net	11.3	12.1	23.6	23.7
3rd Party Gas Gathered Volumes (Bcf)	0.9	0.6	1.8	1.1
Price Received/Mcf	$4.96	$4.94	$5.34	$5.12
Costs/ Mcf - Production
Lifting	$0.41	$0.26	$0.35	$0.28
Other Production Costs	$0.16	$0.18	$0.20	$0.16
Administration	$0.35	$0.29	$0.34	$0.30
DD&A	$0.57	$0.56	$0.59	$0.54
Production Taxes	$0.18	$0.18	$0.18	$0.18
Costs/ Mcf - Gathering
Operating Costs	$0.86	$0.68	$0.76	$0.65
DD&A	$0.18	$0.15	$0.17	$0.15
Total Costs/Mcf*	$2.71	$2.30	$2.59	$2.26

Volumes, including CONSOL Energy’s portion from equity affiliates expressed as net revenue interest, in billions of cubic feet (Bcf). Royalty payments, which are included in Cost of Goods Sold for gas in our income statement, were: $0.55/Mcf in the 2005 quarter, compared with $0.57/Mcf in the 2004 quarter; and $0.54/Mcf for the first six months of 2005, compared with $0.60/Mcf for the first six months of 2004.

*	Amounts may not add due to rounding.

Sales volumes of company-produced gas net of the royalty owners’ interest declined 6.6 percent in the quarter-to-quarter comparison. The decline primarily was due to reduction in gas produced in association with the Buchanan Mine fire and because of transportation restrictions on the interstate pipeline through which the company’s gas is transported. Net gas price received was essentially unchanged in the period-to-period comparison.

The reduction in expected gas production associated with the Buchanan Mine fire during the quarter was 2.2 Bcf (gross) and was 3.6 Bcf (gross) for the entire period during which the mine was idle. Gas curtailments related to transportation constraints in the quarter were 0.9 Bcf (gross).

Unit costs of production (net of production taxes) were $1.49 per Mcf, an increase of 15.5 percent compared with the same period a year earlier. Unit cost increases reflected higher lifting, administrative, and gathering costs. Per unit lifting costs increased because of loss of gob well production, which has lower than average unit lifting costs, during the Buchanan Mine fire and because of costs related to steps taken to enhance frac well production during the Buchanan fire. Gathering costs per unit of production were higher because of the purchase of additional firm transportation in Virginia, additional gas processing costs in Northern Appalachia and the effect of lower volumes on per unit fixed costs.

Developments During the Quarter

In April, the company completed a $750 million Senior Secured Loan Agreement to replace an existing facility of $600 million. The new agreement is a five-year revolving credit facility.

In May, the company announced that it planned to expand the Enlow Fork Mine in southwestern Pennsylvania. The expansion project, which is subject to final approval by the CONSOL Energy Board of Directors, is expected to add approximately seven million tons of additional capacity and be running by 2010.

In June, the Buchanan Mine resumed coal production following repairs of damage from a mine fire that had idled the mine since February 14, 2005. Gas production associated with mining activity also resumed.

Subsequent Events

On July 7, 2005, the company announced that it had created CNX Gas Corporation, a wholly owned subsidiary of CONSOL Energy Inc., to conduct its gas exploration and production activities. CONSOL Energy will contribute substantially all of the assets of its gas business, including all of CONSOL Energy’s rights to coalbed methane associated with 4.5 billion tons of coal reserves owned or controlled by CONSOL Energy as well as all of CONSOL Energy’s rights to conventional gas. CONSOL Energy will enter into various agreements with CNX Gas that will define various operating and service relationships between the two companies.

In conjunction with the creation of the new company, several CONSOL Energy executives will resign their positions with CONSOL Energy to become employees of the new company. They include: Ronald Smith, Executive Vice-President; Nicholas DeIuliis, Senior Vice President; and Gary Bench, Vice President. In addition, a separate Board of Directors will be created to govern CNX Gas. CONSOL Energy Director Phillip Baxter will resign from the Board to become Chairman of the Board of CNX Gas. In addition, CONSOL Energy Board of Director members J. Brett Harvey, James Altmeyer, Sr., and Raj Gupta will serve on both boards.

On the same day, CNX Gas announced that it planned to sell approximately 18.5 percent of its outstanding stock in a private transaction. Upon completion of the private transaction, CONSOL Energy expects to receive a dividend equal to the net proceeds, which could range from approximately $340 million to $390 million.

Outlook

The company provides the following update to its guidance previously provided on April 28, 2005:

	GUIDANCE
	2005 Estimate	2006 Estimate	2007 Estimate	2008 Estimate
FINANCIAL FORECAST
DD&A	$265	$291	$321	N.A.
CAPEX Required to Meet Production Forecasts	$449	$449	$273	N.A.
Assumed Effective Tax Rate*	17%	24%	26%	N.A.
COAL
Tons Produced (millions of tons)	69.2 - 71.2	68 - 72	69 - 73	N.A.
Tons Committed (millions of tons at July 11, 2005)	70.2	61.1	44.5	30.9
Tons Committed and Priced (millions of tons at July 11, 2005)	69.6	57.1	37.9	22.4
Av. Realized Price/Ton Committed & Priced	$35.25	$35.60	$36.52	$39.14
GAS
Volumes produced (Bcf) (net)	50	56	66	76
Produced Volumes Hedged (Bcf at July 7, 2005)	38.2	14.8	7.4	7.4
Weighted Average Hedge Price/Mcf	$4.77	$6.88	$7.67	$7.20

Financial data in millions except unit prices. Gas volumes expressed in net revenue interest. Capital for 2006 and 2007 are estimates. Actual amounts are approved annually by the company’s Board of Directors.

*	Based on current tax code.

2005 Quarterly Production Guidance
	1Q Actual	2Q Actual	3Q Estimate	4Q Estimate
Coal (millions of tons)	18.2	16.5	17 - 18	17.5 - 18.5
Gas (billions of cubic feet)	12.3	11.3	12 - 13	12.5 - 13.5

Gas volumes expressed in net revenue interest.

Production forecast represent a range of expected outcomes and are provided to assist investors with the development of quarterly or annual earnings estimates.

The following mines will take a one-week vacation period during the third quarter ending September 30, 2005: Bailey and Enlow Fork. The following mines will take a two-week vacation period during the third quarter: Mahoning Valley; Mine 84 and Emery. The following mines began a two-week vacation period that began June 25, 2005 and ended July 8, 2005: Shoemaker; Blacksville #2; Loveridge; Robinson Run; Amonate; and VP 8.

“We remain on track to meet our production targets for coal in 2005,” said Harvey. “We expect steady performance from our mining complexes for the second half of the year and look for the fourth quarter to be strong.” Harvey said that the VP 8 metallurgical mine in Virginia that had been scheduled to deplete at the end of the quarter just ended is developing a small longwall panel on remaining reserves that will extend the life of the mine through the end of 2005. VP 8 Mine is expected to produce about 1.6 million tons for calendar year 2005.

Harvey said he expects average prices received for the remaining uncommitted coal sold this year to be higher than the average realization per ton of coal sold in the first half of the year. He also noted that costs per ton of coal produced should be stable through the second half of the year.

“Because we have done a good job with controllable costs, our gas segment will be a strong contributor in 2005 despite the impacts on production from the Buchanan Mine fire and the shipping curtailments on the Columbia KA-20 line,” Harvey noted. He said production guidance for the gas segment reflects previously disclosed transportation restrictions. “However, the Jewell Ridge lateral line being constructed by a subsidiary of Duke Energy is on schedule to be completed next summer. We expect this to alleviate the transportation problems and give us access to new markets for our gas.”

Harvey assessed energy fundamentals as remaining strong. “Solid economic growth in the United States and hot summer temperatures across most of the nation have resulted in near record electricity generation,” he said. “As a result, demand for coal has remained strong. And despite higher gas injection volumes that we might have expected given the hot weather, both NYMEX and cash prices at Henry Hub remain well above $7.00 per mcf.”

Harvey said he expects eastern coal contract prices for 2006 and 2007 to continue to show improvement. “The high Btu coals are clearly in demand, particularly with the continuing transportation problems in the west,” he said. “With a number of power producers planning to accelerate the retrofitting of scrubbers on their plants, we expect that our strategically located, high-Btu coals will be a product customers will want.”

Harvey said he expects the company to continue to generate both top and bottom line growth through the forecast period.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 17 bituminous coal mining complexes in seven states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 139.6 million cubic feet (at 12/31/04) from wells in Pennsylvania, Virginia and West Virginia. The company also has a joint-venture company to produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.8 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CONSOL Energy

	EBIT & EBITDA (000) Omitted

	Quarter Ended 06/30/05	Quarter Ended 06/30/04	Six Months Ended 06/30/05	Six Months Ended 06/30/04
Net Income/(Loss)	$41,074	$26,205	$116,286	$142,488
Less: Cumulative Effect of Accounting Change				($83,373)
Adjusted Net Income	41,074	26,205	116,286	59,115
Add: Interest Expense	7,189	8,321	14,113	17,382
Less: Interest Income	(838)	(1,245)	(1,585)	(3,192)
Add: Income Taxes	9,613	21	24,088	4,828
Earnings Before Interest & Taxes (EBIT)	57,038	33,302	152,902	78,133
Add: Depreciation, Depletion & Amortization	66,780	61,725	130,159	121,195
Earnings Before Interest, Taxes and DD&A (EBITDA)	$123,818	$95,027	$283,061	$199,328

Forward-Looking Statements

CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “forecast, “ “estimate, “ “intend, “ “predict, “ and “continue” or similar words. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the disruption of rail, barge and other systems which deliver our coal, or pipeline systems which deliver our gas;

•	our inability to hire qualified people to meet replacement or expansion needs;

•	the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, fires, accidents and weather conditions which could cause our results to deteriorate;

•	uncertainties in estimating our economically recoverable coal and gas reserves;

•	risks in exploring for and producing gas;

•	obtaining governmental permits and approvals for our operations;

•	a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability;

•	a decline in prices we receive for our coal and gas affecting our operating results and cash flows;

•	the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us;

•	reliance on customers extending existing contracts or entering into new long-term contracts for coal;

•	reliance on major customers;

•	our inability to collect payments from customers if their creditworthiness declines;

•	coal users switching to other fuels in order to comply with various environmental standards related to coal combustion;

•	the effects of government regulation;

•	our inability to obtain additional financing necessary in order to fund our operations, capital expenditures, potential acquisitions and to meet our other obligations;

•	the incurrence of losses in future periods;

•	the effects of mine closing, reclamation and certain other liabilities;

•	our ability to comply with restrictions imposed by our senior credit facility;

•	increased exposure to employee related long-term liabilities;

•	lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan;

•	the outcome of various asbestos litigation cases;

•	our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements;

•	results of class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs;

•	our ability to service debt and pay dividends is dependent upon us receiving distributions from our subsidiaries; and

•	the anti-takeover effects of our rights plan could prevent a change of control.

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS of INCOME

(Dollars in thousands - except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Sales - Outside	$762,934	$623,975	$1,525,533	$1,214,463
Sales - Related Parties	614	—	614	—
Freight - Outside	31,665	29,768	61,789	61,207
Other Income	21,936	20,841	46,201	49,769
Total Revenue and
Other Income	817,149	674,584	1,634,137	1,325,439
Cost of Goods Sold and Other Operating Charges	585,795	482,793	1,136,703	929,331
Freight Expense	31,665	29,768	61,789	61,207
Selling, General and Administrative Expense	18,797	17,263	35,186	35,860
Depreciation, Depletion and Amortization	66,780	61,725	130,159	121,195
Interest Expense	7,189	8,321	14,113	17,382
Taxes Other Than Income	56,236	48,488	115,813	96,521
Total Costs	766,462	648,358	1,493,763	1,261,496
Earnings (Loss) Before Income Taxes	50,687	26,226	140,374	63,943
Income Tax Expense (Benefit)	9,613	21	24,088	4,828
Earnings (Loss) Before Cumulative Effect of Change in Accounting Principle	41,074	26,205	116,286	59,115
Cumulative Effect of Changes in Accounting for Workers’ Compensation Liability, net of Income Taxes of $53,080	—	—	—	83,373
Net Income (Loss)	$41,074	$26,205	$116,286	$142,488
Basic Earnings Per Share	$0.45	$0.29	$1.28	$1.58
Dilutive Earnings Per Share	$0.44	$0.29	$1.26	$1.57
Weighted Average Number of Common Shares Outstanding:
Basic	91,436,988	90,077,916	91,191,476	90,002,611
Dilutive	92,584,311	90,964,155	92,267,937	90,763,088
Dividends Paid Per Share	$0.14	$0.14	$0.28	$0.28

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004
Operating Activities:
Net Income	$41,074	$26,205	$116,286	$142,488
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Cumulative Effect of Change in Accounting Principle, net of tax	—	—	—	(83,373)
Depreciation, Depletion and Amortization	66,780	61,725	130,159	121,195
Compensation from Restricted Stock Unit Grants	1,357	286	1,797	286
Gain on the Sale of Assets	(8,720)	(9,215)	(10,653)	(30,336)
Amortization of Mineral Leases	1,143	413	3,661	3,501
Deferred Income Taxes	(1,480)	2,584	(772)	6,279
Equity in (Earnings) Losses of Affiliates	168	399	(1,818)	3,395
Changes in Operating Assets:
Accounts Receivable Securitization	(100,000)	2,900	(110,000)	17,000
Accounts and Notes Receivable	37,401	24,326	(20,077)	(6,628)
Inventories	8,818	(1,964)	(13,757)	(8,528)
Prepaid Expenses	(967)	(13,453)	(8,028)	(33,314)
Changes in Other Assets	(3,085)	(8,123)	766	4,856
Changes in Operating Liabilities:
Accounts Payable	(11,740)	(17,224)	(16,425)	10,159
Other Operating Liabilities	7,662	9,764	49,895	6,681
Changes in Other Liabilities	24,062	12,712	37,630	35,433
Other	(709)	753	(1,216)	(1,457)
	20,690	65,883	41,162	45,149
Net Cash Provided by Operating Activities	61,764	92,088	157,448	187,637
Investing Activities:
Capital Expenditures	(112,693)	(100,285)	(169,562)	(204,597)
Additions to Mineral Leases	(2,840)	(889)	(6,352)	(3,387)
Withdrawal from Restricted Cash	15,000	—	—	—
Investment in Equity Affiliates	(1,031)	(1,405)	(6,838)	(2,611)
Proceeds from Sales of Assets	27,221	6,578	29,471	20,102
Net Cash Used in Investing Activities	(74,343)	(96,001)	(153,281)	(190,493)
Financing Activities:
Payments on Miscellaneous Borrowings	(119)	(126)	(166)	(4,338)
Payments on Revolver	—	(100,000)	(1,700)	(65,000)
Payments on Long Term Notes	—	(45,000)	—	(45,000)
Dividends Paid	(12,779)	(12,598)	(25,468)	(25,174)
Withdrawal from Restricted Cash	—	190,000	—	190,000
Stock Options Exercised	8,910	4,139	21,437	5,983
Net Cash (Used in) Provided by Financing Activities	(3,988)	36,415	(5,897)	56,471
Net (Decrease) Increase in Cash and Cash Equivalents	(16,567)	32,502	(1,730)	53,615
Cash and Cash Equivalents at Beginning of Period	21,259	27,626	6,422	6,513
Cash and Cash Equivalents at End of Period	$4,692	$60,128	$4,692	$60,128

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands – except per share data)

	(Unaudited)
	JUNE 30, 2005	DECEMBER 31, 2004
ASSETS
Current Assets:
Cash and Cash Equivalents	$4,692	$6,422
Accounts and Notes Receivable:
Trade	232,989	111,580
Other Receivables	38,920	30,251
Inventories	135,601	121,902
Deferred Income Taxes	152,022	145,890
Recoverable Income Taxes	—	14,614
Prepaid Expenses	44,163	39,510
Total Current Assets	608,387	470,169
Property, Plant and Equipment:
Property, Plant and Equipment	6,713,023	6,514,016
Less - Accumulated Depreciation, Depletion and Amortization	3,438,331	3,331,436
Total Property, Plant and Equipment - Net	3,274,692	3,182,580
Other Assets:
Deferred Income Taxes	352,114	355,008
Investment in Affiliates	70,641	47,684
Other	118,033	140,170
Total Other Assets	540,788	542,862
TOTAL ASSETS	$4,423,867	$4,195,611

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) JUNE 30, 2005	DECEMBER 31, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$149,635	$166,068
Short-Term Notes Payable	—	5,060
Current Portion of Long-Term Debt	3,924	3,885
Accrued Income Taxes	180	—
Other Accrued Liabilities	565,341	530,472

Total Current Liabilities	719,080	705,485
Total Long-Term Debt	425,686	425,760

Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	1,559,488	1,531,250
Pneumoconiosis Benefits	417,058	427,264
Mine Closing	357,440	305,152
Workers’ Compensation	138,140	140,318
Deferred Revenue	38,122	50,208
Salary Retirement	70,715	51,957
Reclamation	8,922	5,745
Other	109,648	83,451

Total Deferred Credits and Other Liabilities	2,699,533	2,595,345

Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 91,681,615 Issued and 91,681,615 Outstanding at June 30, 2005; 91,267,558 Issued and 90,642,939 Outstanding at December 31, 2004	916	913
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	866,336	846,644
Retained Earnings (Deficit)	(186,600)	(277,406)
Other Comprehensive Loss	(92,923)	(89,193)
Unearned Compensation on Restricted Stock Units	(8,161)	(4,883)
Common Stock in Treasury, at Cost - 0 Shares at June 30, 2005, 624,619 Shares at December 31, 2004	—	(7,054)

Total Stockholders’ Equity	579,568	469,021

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,423,867	$4,195,611

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands – except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Comprehensive Income (Loss)
Balance -
December 31, 2004	$913	$846,644	$(277,406)	$(89,193)
(Unaudited)
Net Income	—	—	116,286	—
Treasury Rate Lock (Net of $26 tax)	—	—	—	(40)
Gas Cash Flow Hedge (Net of $2,440 tax)	—	—	—	(3,690)
Comprehensive Income (Loss)	—	—	116,286	(3,730)
Dividend Equivalents on Restricted Stock Units (3,338 units)	—	129	—	—
Issuance of Restricted Stock Under the Equity Incentive Plan (93,508 shares)	—	4,211	—	—
Stock Options Exercised (1,038,407 shares)	3	14,380	—	—
Stock-Based Compensation from Accelerated Vesting	—	735	—	—
Common Stock Issued (4,946 shares)	—	225	—	—
Amortization of Restricted Stock Unit Grants	—	—	—	—
Dividends ($.28 per share)	—	12	(25,480)	—
Balance -
June 30, 2005	$916	$866,336	$(186,600)	$(92,923)

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands - except per share data)

	Unearned Compensation on Restricted Stock Units	Treasury Stock	Total Stockholders’ Equity
Balance -
December 31, 2004	$(4,883)	$(7,054)	$469,021
(Unaudited)
Net Income	—	—	116,286
Treasury Rate Lock (Net of $26 tax)	—	—	(40)
Gas Cash Flow Hedge (Net of $2,440 tax)	—	—	(3,690)
Comprehensive Income (Loss)	—	—	112,556
Dividend Equivalents on Restricted Stock Units (3,338 units)	(129)	—	—
Issuance of Restricted Stock Under the Equity Incentive Plan (93,508 shares)	(4,211)	—	—
Stock Options Exercised (1,038,407 shares)	—	7,054	21,437
Stock-Based Compensation from Accelerated Vesting	—	—	735
Common Stock Issued (4,946 shares)	—	—	225
Amortization of Restricted Stock Unit Grants	1,062	—	1,062
Dividends ($.28 per share)	—	—	(25,468)
Balance -
June 30, 2005	$(8,161)	$—	$579,568

PRODUCTION REPORT

COAL (Millions of Tons)	2nd Quarter 2005 Actual	2nd Quarter 2004 Actual
Northern Appalachia	13.7	13.0
Central Appalachia	2.5	3.5
Other Areas	0.3	0
Total	16.5	16.5

GAS (Billion Cubic Feet)	2nd Quarter 2005 Actual	2nd Quarter 2004 Actual
Total (Net)	11.3	12.1

ELECTRICITY (Megawatt Hours)	2nd Quarter 2005 Actual	2nd Quarter 2004 Actual
Total	15,150	1,345

Note: All production figures include CONSOL Energy’s portion of production from equity affiliates.

SPECIAL INCOME STATEMENT

June QTR

In Millions

	Three Months Ended June 30, 2005
	COAL			Total Gas	Total Other	Total
	Produced	Other	Total
Sales	$606	$17	$623	$109	$31	$763
Freight Revenue	32	—	32	—	—	32
Other Income	—	16	16	5	1	22
Total Revenue and Other Income	638	33	671	114	32	817
Cost of Goods Sold	407	65	472	73	40	585
Freight Expense	32	—	32	—	—	32
Selling, General & Admin.	16	(1)	15	2	2	19
DD&A	50	5	55	8	4	67
Interest Expense	—	—	—	—	7	7
Taxes Other Than Income	34	18	52	3	1	56
Total Cost	539	87	626	86	54	766
Earnings Before Income Taxes	$99	$(54)	$45	$28	$(22)	51
Income Tax						(10)
Net Income						$41

SPECIAL INCOME STATEMENT

June YTD

In Millions

	Year to Date June 30, 2005
	COAL			Total Gas	Total Other	TOTAL
	Produced	Other	Total
Sales	$1,216	$38	$1,254	$212	$60	$1,526
Freight Revenue	62	—	62	—	—	62
Other Income	—	39	39	7	—	46
Total Revenue and Other Income	1,278	77	1,355	219	60	1,634
Cost of Goods Sold	793	145	938	122	77	1,137
Freight Expense	62	—	62	—	—	62
Selling, General & Admin.	27	1	28	3	4	35
DD&A	96	10	106	17	7	130
Interest Expense	—	—	—	—	14	14
Taxes Other Than Income	71	35	106	6	4	116
Total Cost	1,049	191	1,240	148	106	1,494
Earnings Before Income Taxes	$229	$(114)	$115	$71	$(46)	140
Income Tax						(24)
Net Income						$116

CONSOL Energy Inc.

Financial and Operating Statistics

27-Jul-05

	Quarter Ended June 30
	2005	2004
AS REPORTED FINANCIALS:
Revenue ($ MM)	$817.149	$674.584
EBIT ($MM)	$57.038	$33.302
EBITDA ($ MM)	$123.818	$95.027
Net Income / (Loss) ($ MM)	$41.074	$26.205
EPS (diluted)	$0.44	$0.29
Average shares outstanding - Dilutive	92,584,311	90,964,155
CAPEX, excl. acquisitions ($ MM)	$112.693	$100.285
COAL OPERATIONAL:
# Mining Complexes (end of period)	22	19
# Complexes Producing (end of period)	18	14
Sales (MM tons) - Produced only	17.006	16.736
Average sales price * ($/ton)	$35.49	$29.77
Production income ($/ton)	$4.87	$1.91
Production (MM tons) - Produced only	16.495	16.506
Produced Tons Ending inventory (MM tons)****	1.745	0.987

* note: average sales price of tons produced

GAS OPERATIONAL/FINANCIAL(incl. equity companies):
8/8 BASIS
GAS sales volumes (Bcf) gross	12.9	13.8
GAS sales price ($/Mcf) net of hedging	$5.02	$4.98
GAS revenue net of hedging ($MM)**	$64.692	$68.779

7/8 BASIS
GAS sales volumes (Bcf)	11.3	12.1
GAS sales price ($/Mcf) net of hedging	$4.96	$4.94
GAS revenue net of hedging ($MM)**	$55.962	$59.627
GAS EBIT ($MM)**	$28.130	$33.222
GAS EBITDA ($MM)**	$36.242	$41.383
GAS CAPEX ($ MM)***	$22.547	$19.723
OTHER INVESTING CASH FLOWS ($ MM)	$(0.900)	$1.093

**	note: gas revenue, EBIT, EBITDA, and CAPEX included in total company financials

***	note: excludes equity companies

****	note: includes equity companies

SOURCE CONSOL Energy Inc.

CONTACT: Thomas F. Hoffman of CONSOL Energy Inc., +1-412-831-4060

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding CONSOL Energy’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.